Exhibit 5.2

[STEWART McKELVEY STIRLING SCALES LOGO]

Barristers, Solicitors and Trademark Agents

Suite 900 Purdy's Wharf Tower One 1959 Upper Water Street Halifax, NS Canada B3J 3N2	Correspondence: P.O. Box 997 Halifax, NS Canada B3J 2X2	Telephone: 902.420.3200 Fax: 902.420.1417 halifax@smss.com www.smss.com

File Reference: NS30097-4

September 28, 2005

CIT Group Funding Company of Canada

CIT Group Inc.

Dear Sirs:

SCOPE OF OPINION

Introduction

We have acted as special Nova Scotia counsel to CIT Group Funding Company of Canada, a company incorporated under the laws of the province of Nova Scotia (the "Company") and which is an indirect subsidiary of CIT Group Inc. (the "Guarantor"), in connection with the Company's offer to exchange any and all US$1,000,000,000 4.65% Senior Notes due July 1, 2010 and US$700,000,000 5.20% Senior Notes due June 1, 2015 issued pursuant to a private placement offering on May 31, 2005 pursuant to the terms set forth in the Form S-4 Registration Statement filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933 on September 28, 2005 (the "Registration Statement").

Unless otherwise defined herein, terms defined in the Registration Statement are used herein as therein defined.

Examination of Documents

In connection with this opinion, we have examined and relied upon originals or copies of each of the following:

1.	the New Senior Notes;
2.	an executed copy of the Indenture;
3.	the memorandum and articles of association, records of corporate proceedings, written resolutions and registers of the Company contained in the minute book of the Company;
4.	resolutions of the directors of the Company authorizing the execution and delivery of the Indenture and the performance of its obligations thereunder;

smss.com	Charlottetown	Fredericton	Halifax	Moncton	Saint John	St. John's

CIT Group Funding Company of Canada

September 28, 2005

5.	a certificate of an officer of the Company dated the date hereof (the "Officer's Certificate") (solely with respect to certain factual matters therein contained); and
6.	a certificate of status (the "Certificate of Status") issued pursuant to the Companies Act with respect to the Company and dated September 26, 2005.

The documents described in the foregoing clauses (1) and (2) are collectively referred to herein as the "Opinion Documents."

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other certificates and records as we have deemed necessary or appropriated as a basis for the opinions set forth herein.

ASSUMPTIONS AND RELIANCE

We have examined such public and corporate records and other documents, and have considered such matters of law, as we have considered necessary or appropriate in the circumstances for purposes of the opinions expressed herein. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, conformed, telecopied or photostatic copies thereof. We have also assumed:

(a)

the due authorization, execution and delivery of the Opinion Documents by all parties other than the Company, and that each Opinion Document creates a legal, valid and binding obligation of the parties thereto enforceable against the parties in accordance with their terms;

(b)

that each of the Opinion Documents have been physically delivered by the Company to the other parties thereto and have been properly delivered under all relevant laws other than those of the Province of Nova Scotia and were not delivered subject to any condition of escrow which has not been satisfied;

(c)	the accuracy and completeness of all statements of fact contained in the Officer's Certificate; and
(d)

the accuracy, currency and completeness of the indices and filing systems maintained by the public offices and registries where we have searched or inquired or have caused searches or inquiries to be made and of the information and advice provided to us by appropriate government, regulatory or other like officials with respect to those matters referred to herein.

QUALIFICATIONS

We are qualified to practice law only in the province of Nova Scotia and our opinions contained herein are rendered solely with respect to the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein. This opinion is rendered on the date hereof and we have no

CIT Group Funding Company of Canada

September 28, 2005

continuing obligation hereunder to inform you of changes of law, including judicial interpretations of law or fact subsequent to the date hereof, or of facts which we become aware of after the date hereof.

OPINIONS

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that

1.

The Company has been duly incorporated and is validly subsisting as an unlimited company and is in good standing under the laws of the Province of Nova Scotia as to the payment of annual fees and the filing of annual returns, with full corporate power and authority to own or lease, as the case may be, its properties and to operate and conduct its business as described in the Registration Statement.

2.	The Indenture has been duly authorized, executed and delivered by the Company and the New Senior Notes have been duly authorized by the Company.
3.

Neither the execution and delivery of the Indenture, nor the issuance and sale of the New Senior Notes, nor the consummation of any other of the transactions herein or therein contemplated, nor the fulfillment of the terms hereof or thereof will conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or asset of the Company pursuant to: (i) the memorandum of association or articles of association of the Company; or (ii) any statute, law, rule or regulation under any law of the Province of Nova Scotia or federal Canadian law applicable in the Province of Nova Scotia.

This opinion is limited to the matters stated herein and is solely for use in connection with the preparation and filing of the Registration Statement. We hereby consent to the reference to our firm name in the Registration Statement.

Yours truly,

/s/ STEWART MCKELVEY STIRLING SCALES

STEWART MCKELVEY STIRLING SCALES